UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

GLOBAL GOLD MINING LLC and GLOBAL GOLD CORP., Petitioners, -v- CALDERA RESOURCES, INC. Respondent.	Case No. 12-CV-3193 (KMK) OPINION AND ORDER

Brian Scott Cousin, Esq.
Lauren Beth Perlgut, Esq.
Dentons US LLP
New York, New York
Attorneys for Petitioners

Darius Patrick Chafizadeh, Esq.
Harris Beach PLLC
White Plains, New York

John Mavridis
Newhouse Strategic Counsel
Montreal, QC, Canada
Attorneys for Respondent

KENNETH M. KARAS, District Judge:

Petitioners Global Gold Mining LLC and Global Gold Corp. have filed this Petition to confirm part of a "Partial Final Award" entered on March 29, 2012, pursuant to ongoing arbitration between them and Respondent Caldera Resources, Inc. ("Respondent" or "Caldera"). *See Caldera Res., Inc. v. Global Gold Mining LLC et al.*, American Arbitration Association ("AAA") Case No: 50-180-00674-10. The dispute arises from a Joint Venture Agreement to mine gold on a piece of land known as the "Marjan Property," which is in Armenia. Respondent opposes confirmation and also requests that this Court vacate the award for a variety of reasons.

For the reasons stated herein, the Petition is granted in large part.

I. Background

"There are strange things done in the midnight sun by the men who moil for gold," wrote the poet Robert Service in 1907.[1] Over a century later, strange machinations are still afoot in the gold-mining world, though this case takes place not in the Yukon Territory about which Service wrote but rather in the modern-day gold mines of Southwestern Armenia. Thus, a full account of this dispute would require a deep dive into the "strange things done" in the business and politics of gold mining in Armenia—including several court decisions by the Armenian courts. Fortunately, very little of this extensive and complicated backdrop is relevant here.

A. The Agreements and Subsequent Dispute Regarding the Marjan Property

Petitioners are a U.S.–based publicly held corporation and its wholly-owned subsidiary, and Respondent is a Canadian Corporation traded on the TSX Venture Exchange, or "TSX-V," which is a Canadian stock exchange. (Pet. ¶¶ 1–5.) Both companies are in the business of mining for precious metals, especially gold. (*Id.* at ¶ 10.)

On December 18, 2009, the Parties entered into a letter agreement with each other regarding the exploration of a gold mine in Armenia known as the Marjan Property. (*Id.* at ¶ 10; Partial Final Award, *Caldera Res., Inc. v. Global Gold Mining LLC et al.*, AAA Case No: 50-180-00674-10 ("Mar. 29 Order") at 2.) In the letter, the parties agreed to, among other things:

• The formation of a Delaware limited liability company (Marjan-Caldera Mining LLC) to own Marjan Mining LLC, [an Armenian corporation];

[1] The quotation begins Service's poem "The Cremation of Sam McGee," which can be found at http://www.poetryfoundation.org/poem/174348 (last visited April 12, 2013).

• The issuance by Caldera to Global Gold of 500,000 shares of Caldera stock as partial consideration for [Global Gold's] transfer of its interest in the Marjan Property;

• Approval of the transactions, and specifically of the later [Joint Venture] Agreement, by the boards of directors of both Caldera and Global Gold;

• [The] [r]eceipt of approvals of the TSX Venture Exchange; and . . .

• Caldera obtain[ing] a 43-101 report on the Marjan property.[2]

(Mar. 29 Order at 2.) The letter agreement also required Respondent to make a $50,000 payment to Petitioners upon execution of the letter agreement and a $100,000 payment on March 30, 2010. (Mar. 29 Order at 2–3). These payments were separate from any more formal, subsequent agreement.

Then, according to the arbitrator:

> On March 24, 2010, after much further negotiation, [a Joint Venture Agreement, known as the "JV Agreement"] was signed by the parties. This agreement was to be the definitive agreement between them, as the earlier December 18, 2009 letter was more in the nature of an agreement to agree. Thus, the first "Whereas" paragraph of the JV Agreement specifically states that the parties were forming a Joint Venture "subject to, and in consideration of, the terms of this Agreement." [Quoting JV Agreement at 1.] . . .
>
> The JV Agreement defines its "Effective Date" in its fourth "Whereas" paragraph, which reads as follows:
>
>> **WHEREAS** [Global Gold] and Caldera agree to form a Joint Venture . . . on the terms of this agreement. .. subject to the approvals of the TSX Venture Exchange, the respective boards of directors and the payments provided in § 4.2 and § 4.3 of this Agreement (the "Effective Date").
>
> [JV Agreement at 1.]

---

[2] Though undefined in the arbitrator's order and in the briefing, a 43-101 report is apparently a Canadian public filing used to disclose certain information about mineral properties. *See* Assoc. of Prof. Geoscientists of Ontario, "National Instrument 43-101," http://www.apgo.net/ni43-101.htm (last visited April 12, 2013).

> The JV Agreement further provides in its opening paragraph labeled "Formation of the Joint Venture:" "[u]pon the Effective Date, the Joint Venture shall be created" for the purposes of establishing Marjan-Caldera Mining LLC, exploring claims on the Marjan Property, bringing the Marjan Property to commercial production, operating the Marjan Mine, engaging in such other activities as the parties may consider necessary. [Quoting JV Agreement at ¶ 1]
>
> Upon the Effective Date, as defined in the JV Agreement, the parties agreed that the interest in Marjan-Caldera Mining LLC would initially be allocated 55% to Caldera and 45% to Global Gold. Caldera thereafter had what was labeled as a "purchase obligation" to purchase the balance of the title and interest in the Property and shares, pursuant to a payment schedule set forth in Section 4.4. . . .
>
> The JV Agreement incorporated by reference and attached the Marjan-Caldera Mining LLC Agreement (the "LLC Agreement") dated March 15, 2010. The LLC Agreement sets forth the rights, duties, and obligations of the parties for the governance and oversight of Marjan-Caldera Mining LLC. The LLC Agreement requires at Section 4.13 that both parties unanimously consent before certain actions can be taken, including . . . the borrowing of money exceeding $250,000 . . . and the adoption of annual operating and capital budgets. The LLC Agreement also places certain disclosure obligations on Caldera.

(Mar. 29 Order at 3–4 (footnotes omitted).)

Additionally, the JV Agreement contains an arbitration provision stating that "any disagreement, dispute or controversy . . . between the parties with respect to any matter arising under this Agreement or the construction hereof, will be determined by a single arbitrator to be appointed by the parties hereto." (JV Agreement ¶ 7.1)

From the beginning, as the arbitrator noted, "[t]he parties' relationship was a very difficult one." (*Id.* at 5.) The subsequent dealings were "characterized by accusations and counter-accusations of failure to perform, failure to act in good faith and, in general, accusations of a breach of fiduciary duty, both in North America and in the Republic of Armenia." (*Id.*)

Specifically, the arbitrator found the following acts that led to the discord:

First, as a condition precedent of the JV Agreement taking effect, Caldera was required to

make several payments. (Mar. 29 Order at 5.) Among them was that "Caldera shall . . . issue 500,000 shares to [Global Gold]." (*Id.* (quoting JV Agreement ¶ 4.3)) But the arbitrator found this "condition precedent was not fulfilled." (*Id.* at 6.) Rather, while "Caldera offered evidence that a certificate in the amount of 500,000 shares of its stock was created in the name of Global Gold, Caldera admittedly never 'paid' or 'delivered' that certificate to Global Gold." (*Id.* at 6.)

Second, another condition precedent to the execution of the JV Agreement was "the approvals of the TSX Venture Exchange." (*Id.* at 7.) But the arbitrator found that "Caldera never submitted a copy of the actual JV Agreement to the TSX-V until the middle of these arbitration proceedings." (*Id.*) The arbitrator also found that Caldera had submitted to the TSX-V the December 19, 2009 letter agreement that "contained materially different terms from the final JV Agreement." (*Id.* at 8.) Thus, the arbitrator found that "the TSX-V never approved the terms of the final JV Agreement." (*Id.* at 9.)

Third, assuming *arguendo* that the JV Agreement went into effect, Caldera was required to obtain the unanimous consent of the members of the Marjan-Caldera Mining Company to take certain actions, including borrowing money. (*Id.* at 14 (citing LLC Agreement ¶ 4.13).) But Caldera took certain covered actions without the consent of at least one of the members of the Company. (*Id.* at 15.)

Fourth, also assuming *arguendo* that the JV Agreement went into effect, Caldera was required to make certain payments required by the agreement. (*Id.*) But the arbitrator found that Caldera never made these payments. (*Id.*)

B. The Arbitration Proceedings and Prior Federal Court Actions

In light of Respondent's failure to comply with its obligations, Petitioners advised Respondent that they were cancelling the agreement. (Mar. 29 Order at 5.) Respondent, contending that Petitioners had no cause to cancel the agreement, initiated an arbitration proceeding in November 2010 to enforce the JV Agreement.[3] (Resp. Exh. at 3.) Neither party challenges that arbitration was the appropriate forum for resolving this dispute. (Mar. 29 Order at 5.)

Initially, the Parties could not agree on an arbitrator. On February 7, 2011, Respondent filed a petition with this Court, pursuant to 9 U.S.C. § 5, to have an arbitrator appointed.[4] (Pet. to Appoint Arbitrator, No. 11-Misc-25, *Caldera Res., Inc. v. Global Gold Mining LLC* (S.D.N.Y. Feb. 7, 2011).) On March 1, 2011, Judge Hellerstein, acting as a Part One judge, issued an order appointing Herman Cahn, a former Justice of the New York State Supreme Court, as the arbitrator. *See* Order Appointing Arbitrator, No. 11-Misc-25, *Caldera Res., Inc. v. Global Gold Mining LLC* (S.D.N.Y. Mar. 1, 2011).

Before Justice Cahn, Respondent amended its claims, and Petitioners brought counterclaims. (Pet. at ¶ 20; Resp. Exh. at 178.) With the consent of the Parties, the arbitration

[3] At approximately the same time, Petitioners initiated a suit in Armenia to determine the ownership of another LLC, the Marjan Mining Company LLC of the Republic of Armenia. (Resp. Mem. in Opp. to Order to Show Cause at 3, No. 12-CV-613, *Caldera Res., Inc. v. Global Gold Mining LLC et al.* (S.D.N.Y. Mar. 1, 2012).) Ultimately, the arbitrator expressly did not base any part of his decision on the Armenian proceedings, so this Court need not discuss them. (Mar. 29 Order at 16.)

[4] That provision states that "if for any . . . reason there shall be a lapse in the naming of an arbitrator or arbitrators or umpire . . . then upon the application of either party to the controversy the court shall designate and appoint an arbitrator or arbitrators or umpire, as the case may require, who shall act under the said agreement with the same force and effect as if he or they had been specifically named therein."

was bifurcated, with Justice Cahn first to determine the issue of liability on Respondent's claims. (Pet. ¶ 21; Mar. 29 Order at 1; Decl. of Darius P. Chafizadeh (Dkt. No. 26) ¶ 7.) The arbitration proceeded in front of Justice Cahn for the remainder of 2011, and he took evidence and heard testimony over the course of several weeks. (Pet. ¶ 22.)

Justice Cahn held oral argument on the first set of issues on January 19, 2012, and, at the request of the Parties, he issued an interim order the same day. (Pet. Ex. 2.) The purpose of the interim order was to maintain the status quo and protect against a sale, transfer, or other encumbrance of the Marjan property and related legal entities, such as the Marjan-Caldera LLC and the Marjan Mining Company LLC of the Republic of Armenia. (*Id.* at 1–2.) The interim order was to remain in effect until 35 days following the "written award on liability issues," and the interim order directed the "party that is deemed a 'winner' in said Award" to "move to confirm said Award within thirty (30) days after the issuance of said Award." (*Id.* at 2.) That provision of the interim order had been specifically negotiated by the Parties and agreed to in front of Justice Cahn. (Resp. Ex. at 526 (when discussing that particular provision of the proposed interim order, Justice Cahn asks Respondent's counsel "That gives you what you want?" and Respondent's counsel responds "Yeah.").)

Respondent, wishing to ensure maintenance of the status quo, immediately petitioned in federal court to confirm that interim order. (Pet. to Confirm Arbitration, No. 12-CV-613, *Caldera Res., Inc. v. Global Gold Mining LLC, et al.* (S.D.N.Y. Jan.. 25, 2012).) Petitioners did not oppose confirmation. (Decl. of Brian Cousin at 1, No. 12-CV-613, *Caldera Res., Inc. v. Global Gold Mining LLC, et al.* (S.D.N.Y. Jan.. 27, 2012).) On February 3, 2012, this Court issued an order confirming the interim order. *See* Amended Order, No. 12-CV-613, *Caldera Res., Inc. v. Global Gold Mining LLC et al.* (S.D.N.Y. Feb. 3, 2012).

C. The March 29 Final Partial Award

On March 29, 2012, Justice Cahn issued a "Partial Final Award" on the question of liability. (March 29 Order at 1.) In light of the above-mentioned facts—what amounts to the arbitrator's finding that Respondent failed to comply with virtually all of its obligations under the letter agreement and with the conditions precedent to the JV Agreement becoming fully operative—Justice Cahn found that the JV Agreement "did not come into effect," except for the arbitration provision. (Mar. 29 Order at 13.) In the alternative, Justice Cahn found that, if the JV Agreement had been effective, Respondent materially breached it, and Petitioners would have been justified in cancelling the agreement. (Mar. 29 Order at 15.)

Under the heading "Award," at the conclusion of the order, Justice Cahn ordered that:

> (1) The property should revert to [Global Gold] within thirty (30) days from the date hereof. Obviously, [Global Gold] may cause the appropriate governmental bodies in Armenia to register the property in [Global Gold's] name.
>
> (2) Any sums actually paid by Caldera to [Global Gold], should be returned to Caldera. Said sums should be returned within thirty (30) days from the date hereof.
>
> (3) As to any sums spent by Caldera on the property, Caldera shall be entitled to a Net Smelter Royalty of .5% for each tranche of $1,000,000 actually spent on the property. If the parties can not agree on the amount actually spent, they are to advise the undersigned, and a hearing on this issue will be held.

(Mar. 29 Order at 16.)

Justice Cahn noted that "further issues remain open," and he scheduled a hearing to discuss a schedule for deciding Petitioners' counterclaims. (*Id.* at 16–17.) He also noted that "[t]his Partial Award is in full and complete settlement and satisfaction of the preliminary issue. The issue of damages has been left for a later date." (*Id.* at 17.)

D. This Proceeding

On April 23, 2012 Petitioners filed the instant Petition under 9 U.S.C. § 9, a part of the Federal Arbitration Act ("FAA"), to confirm the Final Partial Award.[5] (Dkt. No. 1.) The argument section of Petitioners' accompanying memorandum of law does not even fill a single double-spaced page. (Dkt. No. 10.) Rather, it says, in short: the March 29 order was a confirmable final order, and Petitioners were actually *required* to file this confirmation petition by this Court's February 3 Order—an order granted by this Court *at the request of Respondent*. (*Id.* at 6–7.)

After a series of delays due to Respondent's failure to secure adequate counsel, Respondent filed on September 27, 2012 a document with the unfortunate title of "Respondent's Petition to Contest Petitioner's Petition To Confirm Arbitration Award And Respondent's Motion to Vacate or Modify Arbitration Award," along with an accompanying Memorandum of Law, a declaration in support, and voluminous exhibits. (*See* Dkt. No. 35.) In its Memorandum of Law, Respondent argues that the award should not be confirmed for a variety of reasons.[6]

II. Discussion

To effectuate the goals of the FAA, there is a strong presumption in favor of confirming arbitration awards. *See Jock v. Sterling Jewelers Inc.*, 646 F.3d 113, 121 (2d Cir. 2011). Here, Respondent cannot overcome that presumption. Thus, for the reasons below, the Court grants

[5] Section 9 allows a party to petition a district court for "an order confirming the [arbitration] award, and thereupon the court must grant such an order unless the award is vacated, modified, or corrected as prescribed in [two other sections of the Federal Arbitration Act]."

[6] Despite the Court's repeated instructions, Respondent failed to properly file certain documents on ECF, and this document remains undocketed.

the Petition in large part and confirms the substance of the arbitration order as well as Paragraph 1 under the heading "Award." To the extent the Petition seeks confirmation of Paragraphs 2 and 3 of the "Award" section of the March 29 order, that request is denied without prejudice, because Petitioners concede those two provisions are not sufficiently definite and final to be confirmed at this point.

A. The Liability Finding and Paragraph 1 of the Award

In proceedings to confirm arbitration awards, courts will typically confirm only final awards, and "the general rule" is "that an arbitral determination is not final unless it conclusively decides every point required by and included in the submission of the parties." *Trade & Transp., Inc. v. Natural Petroleum Charterers Inc.*, 931 F.2d 191, 195 (2d Cir. 1991). But the general rule is subject to an important exception, which governs this case. Namely, "if the parties agree that the [arbitration] panel is to make a final decision as to part of the dispute, the arbitrators have the authority and responsibility to do so." *Id.* Thus, courts have repeatedly held that a definitive partial award as to liability is final and confirmable "where the parties expressly agree to bifurcate liability and damages." *Mitsubishi Heavy Indus., Ltd. v. Stone & Webster, Inc.*, No. 08-CV-509, 2009 WL 3169973, at *5 (S.D.N.Y. Sept. 29, 2009); *see also Andrea Doreen, Ltd. v. Bldg. Material Local Union 282*, 250 F. Supp. 2d 107, 112 (E.D.N.Y. 2003) (same). Put more broadly, where an arbitrator's "decision[] require[s] specific action and do[es] not serve as a preparation or a basis for further decisions by the arbitrator[]," the decision has "'finally and conclusively disposed of a separate and independent claim' and therefore 'may be confirmed although [the order does] not dispose of all the claims that were submitted to arbitration.'" *Zeiler v. Deitsch*, 500 F.3d 157, 169 (2d Cir. 2007) (quoting *Metallgesellschaft A.G. v. M/V Capitan Constante*, 790 F.2d 280, 283 (2d Cir. 1986)).

Here, the exception for bifurcated proceedings applies. The award explicitly states that "[t]his Partial Award is in full and complete settlement and satisfaction of the preliminary issue," but the "issue of damages has been left for a later date." (Mar. 29 Order at 17.) This bifurcation was done with the consent of the Parties: in a declaration submitted along with Respondent's opposition, counsel for Respondent stated: "I do note the parties' [sic] consented to the arbitration being bifurcated in terms of liability and damages." (Decl. of Darius P. Chafizadeh ¶ 7 (Dkt. No. 26).) And, as explained above, Respondent even petitioned this Court to take the unusual step of confirming an interim order, which order expressly contained a provision asking the winner to move quickly to confirm the upcoming award on the bifurcated issue of liability. (*See* Pet. to Confirm Arbitration, No. 12-CV-613, *Caldera Res., Inc. v. Global Gold Mining LLC, et al.* (S.D.N.Y. Jan.. 25, 2012).)

Respondent does not directly challenge any of this. Rather, Respondent's argument against confirmation hinges on Paragraphs 2 and 3 of the March 29 Order, and those paragraphs do appear to be more in the nature of preliminary rulings on damages than a final determination on whether the JV Agreement went into effect and who owns the property. Those paragraphs state:

> (2) Any sums actually paid by Caldera to [Global Gold], should be returned to Caldera. Said sums should be returned within thirty (30) days from the date hereof.
>
> (3) As to any sums spent by Caldera on the property, Caldera shall be entitled to a Net Smelter Royalty of .5% for each tranche of $1,000,000 actually spent on the property. If the parties can not agree on the amount actually spent, they are to advise the undersigned, and a hearing on this issue will be held.

(Mar. 29 Order at 16.)

In their reply brief, Petitioners concede that Paragraphs 2 and 3 are not final. Petitioners

clarify: "what is before this Court for confirmation is only the liability portion in Paragraph (1) of the Partial Final Award ordering 'that the property should revert to [Petitioners,]' not the damages or others portions (Paragraphs 2-3) which are yet to be determined through additional evidentiary hearings." (Reply Mem. at 2; *see also id.* at 9 (section heading stating that "The Partial Final Award is Definite and Final As to Paragraph (1) of the Award").) For its part, Respondent concedes in a sur-reply letter that Paragraph 1 "is definite and enforceable" but continues to stress that Paragraphs 2 and 3 are not. (Resp. Sur-Reply at 3 (Dkt. No. 34).)

In other words, over the course of the briefing, the Parties seem to have come to an agreement that the liability finding and the accompanying order of reversion of the Marjan Property to the ownership of Petitioners is a definite, final award that may be confirmed, but that Paragraphs 2 and 3 are not. The Court agrees that the liability finding and the order in Paragraph 1 are sufficiently independent and definite to be confirmed. *See Zeiler*, 500 F.3d at 169 (holding that nominally interim orders were confirmable where "the arbitrators were asked to preside over the continuing process of sorting out the details of a commercial relationship, entering operative decisions along the way" and certain orders were "specific and final"). The Court also agrees that Paragraphs 2 and 3 are not sufficiently definite to be confirmed—indeed, Petitioners' concession of this in their reply means that confirmation of those paragraphs is not even properly before this Court. Regardless, "[a] court reviewing an arbitration order can confirm and/or vacate the award, either in whole *or in part*." *Robert Lewis Rosen Assocs., Ltd. v. Webb*, 473 F.3d 498, 504 (2d Cir. 2007) (emphasis added) (internal quotation marks omitted). Thus, the Court may in its discretion confirm the award except for Paragraphs 2 and 3, even absent the concession. *See Fluor Daniel Intercontinental, Inc. v. Gen. Electric Co.*, No. 06-CV-3294, 2007 WL 766290, at *4 (S.D.N.Y. Mar. 13, 2007) (confirming an award "to the extent that it

represents a final resolution of severable claims," and ordering the parties to identify which portions of the lengthy award were confirmable under the standards set out in the court's opinion).

B. Respondent's Arguments for Vacatur

Respondent also requests that this Court vacate the award for a variety of reasons, none of which is persuasive.

1. Timeliness Concerns

At the threshold, Petitioners contend in their reply brief that, to the extent Respondent argues for vacatur of the award, those arguments should not even be considered because the FAA provides that "[n]otice of a motion to vacate, modify, or correct an award must be served upon the adverse party or his attorney within three months after the award is filed or delivered," 9 U.S.C. § 12, and Respondent filed its request to vacate outside that timeframe, (Pet'r Reply Mem. 8–9.). But the time for Respondent to submit its opposition was specifically extended by orders of this Court. (Dkt. Nos. 7, 11, 24.) One of those orders explicitly recognized the time limit in 9 U.S.C. § 12, (Dkt. No. 7), and another order, granting a brief final extension, was done with the consent of Petitioners, (Dkt. No. 24). By its terms, the statute requires that a party wishing to vacate an award give *notice* within three months of the vacatur motion; it does not require that the motion itself be served within three months of the challenged award. *See* 9 U.S.C. § 12; *see also Lobaito v. Chase Bank*, No. 11-CV-6883, 2012 WL 3104926, at *5 (S.D.N.Y. July 31, 2012) ("[T]he cited FAA provision does not explicitly require service of process, but rather 'notice' of the vacatur application." (internal quotation marks omitted)). Petitioners here had notice that Respondent wished to move to vacate the award within the prescribed time period, and so the Court considers the request timely. Thus, the Court will

consider the arguments in favor of vacatur, unavailing though they may be.

2. Substantive Arguments

Under the FAA, a court may vacate an arbitration award: "(1) where the award was procured by corruption, fraud, or undue means; (2) where there was evident partiality or corruption in the arbitrators . . .; (3) where the arbitrators were guilty of . . . misbehavior by which the rights of any party have been prejudiced; or (4) where the arbitrators exceeded their powers, or so imperfectly executed them that a mutual, final, and definite award upon the subject matter submitted was not made." 9 U.S.C. § 10(a). In general, courts are hesitant to disturb arbitration awards. *See Andros Compania Maritima, S.A. v. Marc Rich & Co., A.G.*, 579 F.2d 691, 700–01 (2d Cir. 1978). Indeed, "[i]t is well established that courts must grant an arbitration panel's decision great deference." *Duferco Int'l Steel Trading v. T. Klaveness Shipping A/S*, 333 F.3d 383, 388 (2d Cir. 2003). This deference is afforded because "the principal purpose of the FAA is to ensure that private arbitration agreements are enforced according to their terms." *AT&T Mobility LLC v. Concepcion*, 131 S. Ct. 1740, 1748 (2011) (brackets and internal quotation marks omitted). Thus, any party seeking to vacate an arbitration award faces a steeply uphill battle.

Here, Respondent contends that the award should be vacated for a wide variety of legally cognizable reasons—and even some reasons that may not be legally cognizable. Respondent contends that the arbitrator acted in manifest disregard of the law; that the award was "arbitrary and capricious"; that the arbitrator engaged in "misbehavior"; that the arbitrator "exceeded his power and authority"; that the arbitrator conducted unlawful "ex parte communications"; and that the arbitrator breached various rules of the American Arbitration Association ("AAA"). (Resp. Mem. 6–15.) But before discussing why the Court rejects these claims, it must be said

that these concerns strike something of a disingenuous note. It was *Respondent*, after all, who came to this same Court roughly two months before the order at issue asking the Court to confirm the arbitrator's January 19, 2012 interim order. At that time, Respondent expressed no concerns regarding the propriety of the proceedings or the professional conduct of the arbitrator. Yet, now that Respondent does not like the outcome of the Partial Final Award, it asks this Court to believe that, for the entire course of the arbitration proceedings, Justice Cahn was presiding over what amounts to a kangaroo court. This reversal of attitude is cause for some healthy skepticism. Still, the Court with an open mind considers Respondent's objections to the Arbitrator's Award.

a. "Manifest Disregard for the Law"

Respondent first argues that the arbitrator's decision showed a "manifest disregard for the law" because the arbitrator found that Respondent's creation of a stock certificate for 500,000 shares in the name of Petitioners did not sufficiently satisfy its obligation to issue the shares to Petitioners. (Mar. 29 Order at 6.) Respondent contends that this showed a manifest disregard for New York law regarding issuance of shares. (Resp. Mem. 6–10.)

Respondent is incorrect. As the first step in the "manifest disregard" inquiry, a court "must consider whether the law that was allegedly ignored was clear, and in fact explicitly applicable to the matter before the arbitrators." *Duferco*, 333 F.3d at 389–90. Respondent points to no such legal authority. Rather, Respondent cites, among other cases, *In re Szabo's Estate*, 176 N.E.2d 395 (N.Y. 1961), which is not on point. That case involved the requirements for delivery of an inter vivos gift, not the issuance of stock by a company. *Id.* at 395. Moreover, even assuming *arguendo* it could apply, *Szabo* holds that "there must be delivery of the property given . . . and there must be acceptance." (Resp. Mem. 8.) Yet, the arbitrator found—based on

Respondent's own testimony—that the stock certificate at issue here was never "'delivered'" to Petitioners. (March 29 Order at 6 (quoting Tr. 683).) Thus, even applying Respondent's inapt New York caselaw, Respondent's contention that the arbitrator manifestly disregarded the law fails.[7] Respondent's related argument, that the arbitrator's decision was "arbitrary and capricious," has the same factual and legal predicate, and it fails for the same reason. (*See* Resp. Mem. 10–12.)

b. Improper Communications

Respondent next contends that the award must be vacated because the arbitrator had improper ex parte communications with Respondent. (Resp. Mem. 12.) Specifically, a declaration from the former president of Respondent, Vasilios Mavridis, alleges that the arbitrator twice had ex parte communications with Mr. Mavridis and his legal counsel, but Mr. Mavridis admits that he is unaware of any ex parte communications between Petitioners and the arbitrator. (Decl. of Vasilios Mavridis (Dkt. No. 26-1) at ¶¶ 1–15.) Nonetheless, Mr. Mavridis claims that communications between him and the arbitrator prejudiced his company because the arbitrator's communications gave his counsel a false sense of where Respondent stood in the proceeding, which caused Respondent to "ignore mediation and ignore the issue of TSX-V approval [of the JV Agreement]." (*Id.* at ¶ 12.)

This argument fails. To vacate an arbitration award on the basis of ex parte communications, the movant must show two things: "First, the ex parte conversation must have

[7] Respondent's other citations of New York cases are no more relevant here than *Szabo*, because they all address whether certain actions reflecting intended gifts by decedents represented valid transfers of stock, not how a corporation may validly issue shares of stock to another corporation pursuant to a contractual obligation. (Resp. Mem. 8. (citing *Vincent v. Putnam*, 161 N.E. 425 (N.Y. 1928); *In re Van Alstyne*, 100 N.E. 802 (N.Y. 1913); *Abrons v. 149 Fifth Ave. Corp.*, 845 N.Y.S.2d 299 (App. Div. 2007).)

deprived the [movant] of a fair hearing and influenced the outcome of the arbitration. Second, [the movant] must show that 'the subject matter of the conversation [went] to the heart of the dispute's merits.'" *Schwartz v. Merrill Lynch & Co.*, No. 09-CV-900, 2010 WL 517585, at *3 (S.D.N.Y. Feb. 8, 2010) (final alteration in original) (quoting *Spector v. Torenberg*, 852 F. Supp. 201, 209 (S.D.N.Y. 1994)). Even taking Respondent's allegations as true, the alleged prejudice—Respondent's failure to pursue mediation and its ignoring the TSX-V approval question—does not substantiate that the outcome of the arbitration was substantially affected by the communications between the arbitrator and Respondent's representatives. The TSX-V approval question was but one of several independent grounds that formed the basis of the arbitrator's ruling against Respondent. And the question of whether to pursue mediation is one of extra-legal strategy that has nothing to do with the "heart of the dispute's merits."

Further, as Petitioners demonstrate in their reply brief, it is difficult to see what prejudice could have accrued to Respondent from these alleged ex parte communications. First, in one of the alleged communications, the arbitrator told Mr. Mavridis to give the Petitioners certain documents. (Decl. of Vasilios Mavridis at ¶ 8.) But Petitioners are correct that, if this comment "caused Caldera to produce the . . . documents it had access to, then it helped to cause the truth to come out and any prejudice to [Respondent] would not be undue." (Pet'r Reply Mem. 17.) Second, Respondent alleges that the arbitrator asked Respondent's counsel why it "was trying to settle" because it had Petitioners "on the run." (Decl. of Vasilios Mavridis at ¶ 11.) But, even if the arbitrator really said this to Respondent's lawyers, it was, at most, a *present* assessment of the state of the proceedings. It would be unreasonable for Respondent to assume that nothing could change as additional proceedings were held. Moreover, there is no evidence in the record that the absence of these comments would have resulted in a mediation of the case. As noted

above, the record conclusively establishes that there was much hostility between Petitioners and Respondent. Thus, Respondent has failed to establish any undue prejudice to it from the alleged ex parte communications between the arbitrator and Respondent.

c. Arbitrator Exceeded His Authority

Respondent next contends that the arbitrator exceeded his authority when he "made an improper review of a decision of a self-regulatory agency, such as the [TSX-V]." (Resp. Mem. 12–13.) According to Respondent, the arbitrator "had no jurisdiction to conduct a review of the decision of the [TSX-V]." (Resp. Mem. 13.)

This argument fails because it rests on a faulty understanding of both the law of this ground for vacatur and what the arbitration order actually decided. As a threshold matter, the Second Circuit has "consistently accorded the narrowest of readings to [the FAA provision] permitting vacatur where the arbitrator has exceeded her powers." *Jock*, 646 F.3d at 122 (internal quotation marks omitted). When the inquiry is undertaken, a court's focus is on "whether the arbitrators had the power, based on the parties' submissions or the arbitration agreement, to reach a certain issue, *not whether the arbitrators correctly decided that issue*." *Id.* (emphasis in original).

Here, the arbitrator clearly had the power to determine the operation of the JV Agreement, and it is undisputed that submission of the JV Agreement to the TSX-V was a condition precedent to the Agreement's becoming operational. (Mar. 29 Order at 7–13.) Thus, the arbitrator's ruling did not purport to "review" the decision of the TSX-V about whether to approve the Agreement; instead, the arbitrator found as a fact that the TSX-V never approved the JV Agreement, per the requirements of the contract. (*Id.*) That determination has no legal effect whatever on the TSX-V's own decision to approve any past or future JV Agreement, and

Respondent does not contend otherwise. Finally, it is irrelevant whether the arbitrator's factual and legal conclusions surrounding TSX-V approval were correct, because the Second Circuit has said that the question whether an issue was correctly decided does not bear on whether the arbitrator was within its power to decide it. *See Jock*, 646 F.3d at 122 ("If the arbitrator's award draws its essence from the agreement to arbitrate, then the scope of the court's review of the award itself is limited. Notably, we do not consider whether the arbitrators correctly decided the issue." (internal quotation marks and emphasis omitted)); *DiRussa v. Dean Witter Reynolds Inc.*, 121 F.3d 818, 824 (2d Cir. 1997) ("Our inquiry . . . thus focuses on whether the arbitrators had the power, based on the parties' submissions or the arbitration agreement, to reach a certain issue, not whether the arbitrators correctly decided that issue.").

d. Violations of AAA Rules

Next, Respondent contends that the award must be vacated because Justice Cahn breached the AAA rules that governed the proceeding. (Resp. Mem. 13–16.) Respondent cites no authority for the proposition that a mere violation of the AAA Rules, by itself, provides grounds for vacatur. Further, it is not exactly clear to the Court precisely which AAA rules Respondent contends were broken. Reference is made to a breach of the rules regarding amendment of claims, though Respondent does not explain what action by Justice Cahn supposedly violated this rule. Additionally, passing references are made to allegations that the arbitrator was biased and also that the arbitrator failed to comply with certain deadlines. (*Id.*)

Respondent's argument falls short. At the outset, even assuming that failure to comply with AAA rules could, without more, provide grounds for vacatur, "[g]iven the parties' designation of the AAA as the supervisory authority regarding the resolution of disputes under the agreement, the AAA's view of the meaning of its rules is of considerable significance." *York*

Research Corp. v. Landgarten, 927 F.2d 119, 123 (2d Cir. 1991). First, with regard to the claim processing objection, Respondent does not even cite any place in the record where the improper amendment was made. In any event, deference to the arbitrator's interpretation of AAA rules would be particularly appropriate here because that interpretation concerns the efficient management of the arbitration proceeding itself. Second, the violation of the ethical canon and the bias rules fails for a similar reason: Respondent cites the AAA rules but gives the Court no factual predicate for any violation. Assuming that Respondent is referring to the ex parte communication claim, that claim is rejected for the reasons given above. Or, assuming this is a more general claim of bias, this claim fails because Respondent proffers no evidence of bias, because the arbitrator was independently chosen by a judge of this Court—making it highly unlikely that Justice Cahn would turn out to be biased—and because Respondent previously had no problem taking an order from Justice Cahn into this Court for confirmation.[8] Third, the delay objection is not cognizable because Respondent does not cite any AAA rule that governs this objection. This failure makes it impossible for the Court to say whether the arbitrator breached any AAA rules.[9]

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[8] In Respondent's Petition to Vacate the Award, though not in its Memorandum of Law in Support of Its Petition, Respondent also alleges that the arbitrator violated the AAA Rules by failing to disclose that his son worked at the same large law firm as Petitioners' lead counsel from 2006–08. (Resp. Pet. ¶¶ 31–32 (Dkt. No. 35).) The mere fact that Petitioners' counsel and the arbitrator's son worked in the same place for two years does not present any conflict or appearance of impropriety, especially in light of counsel's declaration that he never met the arbitrator's son nor even knew the arbitrator had a son. (Pet'r Reply Decl. ¶¶ 3–4.) In any event, it is more than a little bit dubious that Respondent makes this bare allegation of bias now, when Respondent never thought fit to mention this supposed source of bias when the results of the proceedings were more to Respondent's liking.

[9] Because the Court does not confirm Paragraphs 2 and 3 of the March 29 Order, the Court does not reach Respondent's argument that the damages portion of the March 29 Order should be modified. (*See* Resp. Mem. 2.)

III. Conclusion

For the reasons stated, the Court grants the Petition (Dkt. No. 1) in large part and confirms the substance of the arbitration order as well as Paragraph 1 under the heading "Award." To the extent the Petition seeks confirmation of Paragraphs 2 and 3 of the "Award" section of the March 29 Order, that request is denied without prejudice to renewal when the award on damages is sufficiently final and definite. The Clerk of Court is respectfully requested to terminate Respondent's Motion to Vacate, (Dkt. No. 35), and close this case.

SO ORDERED.

Dated: White Plains, New York
April 15, 2013

KENNETH M. KARAS
UNITED STATES DISTRICT JUDGE